Exhibit 10.9

PERSONAL EMPLOYMENT AGREEMENT

This Personal Employment Agreement (“Agreement”) is entered into this 23 day of December, 2013, by and between Galmed Medical Research Ltd., reg. no. 513006841, a company organized under the laws of the State of Israel, having its principal office at Amot Mishpat Bldg. 12th floor, 8 Shaul Ha’ melech Blvd. Tel Aviv, Israel (the “Company”) and Dr. Maya Halpern, Israeli I.D. Number: 1648788-6, Address: KFA TAVOR (the “Employee”).

WITNESSETH

WHEREAS, the Company desires to engage the Employee in the position indicated hereinafter and the Employee represents that he/she has the requisite skills and knowledge to serve as such; and

WHEREAS, the parties desire to state the terms and conditions of the Employee’s engagement with the Company, effective as of the Employment Starting Date, as such term is defined hereinafter, all subject to the terms set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Appointment; The Position

1.1	The Company hereby appoints the Employee to the position detailed in Annex A. The Employee shall perform the services hereunder, including without limitation those services detailed in Schedule I hereto, under the supervision of the person detailed in Annex A and in accordance with his/her instructions and in any other framework as the Company shall direct in order to facilitate its needs. Employee agrees and undertakes to comply with all of the Company s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

1.2	The parties hereto warrant and confirm that Employee’s employment by the Company shall commence on the date specified in Annex A (the “Employment Starting Date” ). The provisions of this Agreement shall apply to the parties as of the Employment Starting Date.

1.3	The Employee shall perform his/her duties hereunder according to the Company’s need including at the Company’s premises in Tel Aviv or any other place designated by the Company and required for the fulfillment of his/her-position. Employee acknowledges and agrees that the performance of his/her duties hereunder may require significant domestic and international travel.

1.4	Employee agrees and undertakes: (i) not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his/her employment with the Company, without the Company’s prior written authorization; (ii) to immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Employee’s position and/or employment with Company; (iii) of his/her own free will and although not required to do so under law, that the information in this Agreement and any information concerning him/her gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on database according to the law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining the Employee's right to privacy.

1.5	This Agreement is specific and personal and exclusively determines the Employee’s terms of employment.

2.	Devotion of Time

2.1	During the term of this Agreement, and unless and until otherwise agreed, Employee shall be employed on a part-time basis and shall work on average 96 hours per month, at the days and hours to be coordinated with the Supervisor, up to 8.6 hours per day, with Saturday as the rest day.

2.2	The Employee shall not work over-time hours unless specifically authorized to do so by the Supervisor (as such term is defined in Annex A). For avoidance of doubt it is hereby clarified, that in the event the Employee shall work over-time hours without receiving the Supervisor's prior approval, he/she shall not be entitled to receive any payment on account of such hours.

2.3	As of the Employment Starting Date, Employee shall devote the required and necessary attention and efforts to the performance of his/her duties and responsibilities hereunder. The Employee shall perform his/her duties and responsibilities hereunder with expertise and in a professional and efficient manner.

2.4	As of the Employment Starting Date, Employee shall not engage in any other business activities, whether or not such activities are conducted outside of normal business hours and whether or not such activities are pursued for gain or profit, unless specifically approved by the Company, which such approval shall not be unreasonably withheld. By signing this agreement, the Company approves the employment of the Employee at CH Health at the scope of not more 48 hours per month.

2.5	The Company is required to report the Employee actual hours of work on a daily basis, by recording the work hours manually each day and the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company's policies and instructions.

3.	Term and Termination

3.1	This Agreement shall be effective as of the Employment Starting Date, and shall continue until terminated in accordance with the provisions of Section 3.2 - 3.4 hereinafter.

3.2	The Company and/or the Employee may terminate this Agreement at any time by giving the other party a prior written notice of termination, the period of which is detailed in Annex A (the “Notice Period”). During the Notice Period, whether notice has been given by Employee or by the Company, Employee shall continue to discharge and perform his/her duties and obligations under this Agreement, unless instructed otherwise in accordance with Section 3.3, and shall cooperate with the Company and use Employee’s best efforts to assist the integration into the Company organization of the person or persons who will assume Employee's responsibilities.

3.3	The Company may waive in writing and in advance Employee's services during the Notice Period or part of it. In the event that the Company notifies Employee of such waiver, the Company shall continue to pay to Employee during the remainder of the Notice Period, all the payments payable to Employee pursuant to this Agreement. Alternatively, the Company shall be entitled to pay Employee the Monthly Salary (as defined below) payable to Employee during such Notice Period in one lump-sum and by doing so bring the employer-employee relations between the parties to end upon such payment.

3.4	Notwithstanding the above, the Company shall have the right to immediately terminate this Agreement for a Cause, as determined by the Company. A “Cause” shall mean either (i) circumstances entitling the Company under any applicable law to terminate the employment of the Employee without payment of severance pay; (ii) any material breach by the Employee of this Agreement, any breach of the NDA or any breach of the Employee’s fiduciary duties; (iii) engagement of the Employee in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the employment hereunder; (iv) conducting by the Employee of any felony which has a material adverse effect on the Company and/or (v) a willful failure to perform Employee's responsibilities or duties.

4.	Salary

4.1	During the term of this Agreement, the Company shall pay Employee a monthly gross salary in a total amount detailed in Annex A (the “Monthly Salary”).

4.2	The Monthly Salary will be paid not later than the 9th of each month, for the previous month.

5.	Additional Benefits

5.1	Manager’s Insurance/Pension Plan

5.1.1    As of the Employment Starting Date, the Company shall insure the Employee under an accepted “Manager’s Insurance Plan” (the “Managers Insurance”) and/or a comprehensive pension plan (the “Pension Plan”), as detailed in Annex A. The Managers Insurance and/or Pension Plan shall be provided through an agency/agent selected by the Company by an insurance company and/or a pension fund, to be selected by the Employee and approved by the Company.

5.1.2    The Company and the Employee agree and acknowledge that the Company’s contribution towards the Managers Insurance or Pension Plan as set forth in this Section 5.1, are in lieu of severance payments to which the Employee (or his/her beneficiaries) is otherwise entitled to with respect to the Monthly Salary upon which such contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Law. The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Annex C. The Company hereby forfeits any right it may have for reimbursement of sums paid by the Company into the Managers Insurance or Pension Plan, except: (i) in the event that the Employee withdraws such sums from the Managers Insurance or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law.

5.2	Employee shall receive additional benefits as detailed in Annex A.

6.	Tax Withholding

For avoidance of doubt, all payments and benefits under this Agreement are gross amounts. Any tax consequences arising from the grant or exercise of any option or right or from any payment made to Employee under this Agreement or any other event or act, whether on Employee’s part or the Company’s part, shall be borne solely by Employee. The Company retains the right to deduct by way of withholding the applicable taxes and similar payments that the Employee is required to pay under any applicable law from any Monthly Salary and/or from all other payments and/or benefits granted to Employee under this Agreement.

7.	Proprietary Information & Non Disclosure

The provisions of the Proprietary Information, Assignment of Inventions, Non Disclosure and Non Compete Agreement attached hereto as Annex B (the “NDA”) are hereby incorporated by reference. Employee hereby acknowledges and agrees that this Agreement shall not come into force, unless the NDA is executed. The provisions of the NDA shall survive the rescission or termination, for any reason, of this Agreement.

8.	Representations

8.1	Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he/she is or was a party or by which he/she is bound, and (ii) does not require the consent of any person or entity.

8.2	The Employee represents that he/she has the requisite skills and knowledge to perform his/her duties, responsibilities and obligations under this Agreement. Employee further represents that he/she is familiar with all safety precautions required in connection with the performance of his/her duties under this Agreement and the Company’s field of activity and that he/she will comply with all safety measures and requirements reasonably necessary in connection with the performance of his/her duties under the Agreement.

8.3	Employee represents and warrants that to the extent that the Employee will use the Company’s assets (including equipment, personal computers or laptops, email account, and/or documentation) (collectively “Company’s Equipment”) for the purpose of his/her employment only. The Employee shall not have any right to use the Company's Equipment for personal purposes, shall not have the right to use the email account assigned to him/her by the Company for private purposes and shall not be entitled to store any private material for personal purposes on his/her personal computer/laptop provided by the Company, to the extent such is provided. The Employee shall be entitled to use internet-related email services (such as Gmail. Hotmail, etc.) and cloud storage services. Notwithstanding, to the extent that the Employee shall make use of his/her personal assets (including equipment, personal computers or laptops, email account, and/or documentation), the Employee warrants and undertakes that the Employee shall uphold and abide in full to all of the Company’s instructions and regulations with respect to data protection and use of assets, including with respect to security measurements and requirements, back up requirements, etc., and the Employee undertakes to promptly return and following such return to delete and destroy any and all copies of information he/she obtained (regardless of form and including without limitation any derivative, modification or elaboration of such information) as a result of his/her engagement with the Company, upon Company’s first demand and not to keep any records of Company’s information if so instructed by the Company.

8.4	The Employee acknowledges and agrees as follows: (i) The Company shall have the right to allow other employees and other third parties to use the Employee's personal computer/laptop to the extent such was provided by the Company; (ii) The Company shall have the right to conduct inspections on any and all the Company's computers, including inspections of electronic mail transmissions, internet usage and inspections of their content. Subject to the foregoing, to the extent that the Employee shall make use of his/her personal computer/laptop in the framework of his/her engagement with the Company, the Company shall have the right to conduct such inspections with the consent of the Employee, which such consent shall not be unreasonably withheld and the Employee undertakes not to modify or delete any records and information concerning the Company or related to his engagement prior to such inspection, unless such deletion instructed otherwise by the Company. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property; (iii) In any and all times he will transfer to the Company his log-on passwords to his personal computer/laptop provided by the Company, to the extent such was provided by the Company, and his/her assigned Company's email account.

9.	Notice; Addresses

9.1	The addresses of the parties for purposes of this Agreement shall be the addresses first written above, or any other address which shall be provided by due notice.

9.2	All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, 3 (three) business days from the date of mailing; if delivered by hand, upon actual delivery or proof of delivery at the address of the addressee (in the event of a refusal to accept it). Delivery by facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

10.	Miscellaneous

10.1	The preamble to this Agreement constitutes an integral part hereof.

10.2	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

10.3	This Agreement is a personal employment agreement and therefore no collective bargaining agreements whatsoever shall apply with respect to the relationship between the parties hereto.

10.4	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

10.5	Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

10.6	This Agreement is personal and non-assign able by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

10.7	This Agreement and any annexes thereto constitute an “employee notice” as required under the Employee's Notice (Terms of Employment) Law – 2002.

10.8	This Agreement, including any annexes thereto, constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

10.9	It is hereby agreed between the parties that this Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved by the courts of Tel-Aviv, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such venue.

IN WITNESS WHEREOF, the parties have executed this Personal Employment Agreement as of the date first above written.

	Galmed Medical Research Ltd.		Employee

By:	/s/ Allen Baharaff	/s/ Chaim Hurvitz	/s/ Maya Halpern
Name:	Allen Baharaff	Chaim Hurvitz
Title:	Director	Director

ANNEX A

EMPLOYMENT TERMS

1.	Employer Details:

a.	Full Name: Galmed Medical Research Ltd.

b.	Legal Entity: Limited Liability Company.

c.	Identification Number: 513006841.

d.	Address: Amot Mishpat Bldg. 12th floor, 8 Shaul Ha’melech Blvd. Tel Aviv, 6473307, Israel.

2.	Employee Personal Details:

a.	Full Name: Maya Halpern

b.	Israeli I.D. Number: 16487886.

c.	Address: Hzetim 71 Kfar Tavor 15241.

d.	Phone No.:_________________________________.

3.	Position in the Company: Chief Medical Officer (CMO).

4.	Supervisor: CEO (the “Supervisor”). Unless otherwise decided by the Company, in its sole discretion, and informed to the Employee.

5.	Term of Employment

a.	Employment Starting Date: 15.2.2014

b.	This Agreement is made for an undefined term and it may be terminated by either party, by giving the other party 60 days prior written notice.

6.	Monthly Salary: NIS 20,000.

7.	Pension Plan/ Insurance

a.	Contributions for Pension Plan (percentages out of the Monthly Salary):

i.	Company shall contribute 14.33%, of which: 8.33% shall constitute payment towards severance pay component and 6% shall constitute payment towards providence component).

ii.	5.5% shall be contributed by the Employee and deducted from Employee’s Monthly Salary.

b.	Contributions for Managers Insurance (percentages out of the Monthly Salary):

i.	Company shall contribute 13.33%, of which: 8.33% shall constitute payment towards severance pay component and 5% shall constitute payment towards providence component).

ii.	5% shall be contributed by the Employee and deducted from Employee’s Monthly Salary.

iii.	In addition, the Company shall make provision for the loss of earning capacity component at the lower of: 2.5% of the Monthly Salary or such amount as shall be required to ensure 75% of the Monthly Salary.

c.	The Employee hereby instructs the Company to transfer to such Managers Insurance or Pension Plan the amount of Employee’s and the Company’s contribution from each Monthly Salary.

8.	Education Fund

a.	Company shall contribute 7.5% of the Monthly Salary and the Employee shall contribute 2.5% of the Monthly Salary to an Education Fund, to be selected by the Employee.

b.	The Employee instructs the Company to transfer to such Education Fund the amount of Employee’s and the Company's contribution from each Monthly Salary.

c.	In the event of termination of Employee’s employment under this Agreement for any reason other than a termination for Cause (as defined in the Agreement) Employee shall be entitled to all sums accumulated in the Education Fund. In the event of termination for Cause (as defined in the Agreement) Employee shall not be entitled to any of Company’s contributions to the Education Fund made during the Agreement.

9.	Annual Vacation

a.	Employee shall be entitled to 18 paid vacation days during each year of employment with the Company on a full time basis. Since the Employee is employed on a part time basis, he/she shall be entitled to the proportion of the abovementioned vacation days (i.e. 77.4 hours of annual vacation), but in no event shall the number of vacation days provided to the Employee shall be less than as determined by law.

b.	Employee shall be obligated to take at least 7- consecutive paid vacation days (5 working days and 2 rest days) during each year of Employee’s employment, as prescribed by law.

c.	Vacation days may be accumulated for no more than two years after which Employee shall forfeit any unused vacation remaining at the end of such two-year period. Accumulated vacation time shall be redeemed only in the event of the termination of employment.

d.	The dates of the Employee’s vacation shall be determined by the Company, at its own discretion, in accordance with the Company’s needs, and to the extent possible, taking into consideration the Employee’s request.

e.	The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

10.	Travel Expenses

The Employee shall be entitled to travel expenses in accordance with any extension orders regarding travel expenses.

11.	Sick Leave & Recreation pay

The Employee shall be entitled to sick leave and recreation pay (“dmei havra’ah”) according to any applicable law.

	Galmed Medical Research Ltd.	Employee

By:	/s/ Allen Baharaff	/s/ Maya Halpern
Name:	Allen Baharaff
Title:	Director

ANNEX B

EMPLOYEE PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS NON DISCLOSURE AND NON COMPETE AGREEMENT

I hereby acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to Galmed Medical Research Ltd. (the “Company”), any of its subsidiaries, affiliates, including without limitations Galmed Pharmaceuticals Ltd., the Galmed Group and any and all entities surviving any corporate reorganization thereof (the “Group”). Therefore and as a condition of my employment with the Company I agree as follows:

1.	Nondisclosure.

1.1   Protection of Company's Rights; Nondisclosure. At all times during my engagement with the Company (irrespective of the commencement date of any corresponding agreement) and thereafter, I will hold in strictest confidence and will not disclose to any person or entity, use, lecture upon, or publish any of the Company's Proprietary Information (as defined below), except as such disclosure, use or publication may be necessary to perform my duties to the Company, or unless the Board of Directors of the Company expressly authorizes such in writing. Without limiting the foregoing, I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby agree and declare that all Proprietary Information, including Inventions and Proprietary Rights (both as defined below) are, and shall be the sole property of the Company and/or any of its assignees.

1.2   Proprietary Information. “Proprietary Information” means any and all knowledge, data and/or information, whether written, verbal, or in any other form or media, owned or held by or related to, the Company and/or the Group, and their respective businesses, including without limitation, knowledge, data and/or information created, conceived and/or reduced to practice by me, either alone or jointly with others, in the course of my employment with the Company. By way of illustration but not limitation. “Proprietary Information” includes:

(a)    trade secrets, inventions, mask works, ideas, processes, formulas, software, hardware, firmware, including without limitation, source and object codes, other works of authorship, know-how, improvements, modifications, enhancements, discoveries, developments, documentation, designs, methods and techniques, information regarding algorithms, analyses, genes, gene sequences and loci, chemical compounds, trials and trial results, medicinal, strategies in drug design, assay systems, procedures, tests and equipment related thereto, all derivatives, improvements and enhancements to the Company’s technology which are created or developed by me while an employee of the Company or the Group or while otherwise providing services to the Company or the Group, excluding Prior Inventions as defined in Section 2.2 (the “Inventions”); and

(b)    information concerning plans for research, past or prospective trials, development or future research, development of planned and/or new products, marketing and sales, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, business developments, the existence, scope or activities of any research, development, manufacturing, marketing or other projects; and

(c)    the terms of my employment including, without limitation, the terms and conditions of this Agreement and information concerning the skills and compensation of other employees of the Company and/or the Group and their customers, suppliers, licensors, licensees, business partners and/or affiliates.

Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known to the public in the trade or industry, which is not gained as a result of a breach of this Agreement, to whatever extent and in whichever way I wish; provided that such information is not in any way competitive or likely to be competing with the Company’s or Group’s business as currently conducted and as may be conducted in the future.

1.3   Third Party Information. I understand, in addition, that the Company and/or the Group have received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company, its subsidiaries and/or affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. I will hold Third Party Information in the strictest confidence and will not disclose to anyone other than Company personnel who need to know such information in connection with their work for the Company and for the relevant limited purposes for which it was received, or use such Third Party Information, other than in connection with my work for the Company and for the limited purposes for which it was received.

1.4   No Improper Use of Information of Prior Employers and Others. During the time of my engagement with the Company, I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person or entity.

2.	Assignment of Inventions and of Proprietary Information.

2.1   Proprietary Rights. The term “Proprietary Rights” shall mean any and all intellectual property rights, including without limitation, trade secrets, copyrights, patents and other rights subsisting throughout the world in Proprietary Information, including in Inventions.

2.2   Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company (“Prior Inventions”) are listed in Annex A hereto and are excluded from the scope of this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, formula, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I undertake not to incorporate, or permit to be incorporated, Prior Inventions in any Service Invention (as defined below) without the Company's prior written consent.

2.3    Assignment of Inventions. I will promptly disclose to the Company, or any persons designated by it, all Service Inventions. For the purposes of this Agreement, “Service Inventions” shall mean all Inventions and Proprietary Information and any and all Proprietary Rights therein or based thereon, whether or not patentable or copyrightable or otherwise registerable or protectable, which are created, conceived or reduced to practice by me, either alone or jointly with others, in the course of my employment with the Company, including, without limitation, service inventions under Section 134 of the Israeli Patent Law 5727-1967 (the “Patent Law”).

2.4    Subject to Section 2.6 below, I hereby assign and transfer as and when any such Service Invention is first created or conceived and when first reduced to practice or first fixed in a tangible medium, as applicable, to the Company all rights, title and interests in and to any and all Service Inventions, without additional consideration other than my salary and other benefits to which I am entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Section 134 of the Patent Law). I hereby waive any right and/or claim for ownership or additional compensation in relation to any Service Invention, including, without limitation, in the framework of Section 132(b) of the Patent Law, with respect to which I hereby waive my rights thereunder and which will not apply to me or to any Service Invention. I agree to assist the Company as may be required from time to time in formalizing such assignment, including signing all documents to such effect (including, without limitation, Patent Office forms). I further agree that, with respect to all Inventions and Proprietary Information and other matters concerning my employment with the Company that may result in publishable material, all such publication rights shall belong exclusively to the Company.

2.5    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment whether or not protectable by copyright are included in the term “Inventions” and are the property of the Company including, to the extent protectable by copyright, pursuant to applicable copyright law.

2.6    Non-assignable Inventions. This Agreement will not be deemed to assign any invention which complies with all the following: (i) was developed entirely on my own time; (ii) was developed entirely without using the Company's equipment, supplies, facilities, or Proprietary Information; (iii) is not related to the Company's actual or anticipated business, research or development; and (iv) does not result from work performed by me for or on behalf of the Company.

2.7    Enforcement of Proprietary Rights. I will assist the Company in every way possible to obtain, and from time to time, to enforce, any Proprietary Rights relating to Service Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request from me from time to time. My obligation to assist the Company with respect to Proprietary Rights shall continue beyond the termination of my employment, provided that the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance and any reasonably incurred expenses related thereto.

2.8    Power of Attorney. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with Section 2.4 above or the actions specified in Section 2.7 above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my name and on my behalf to execute, verily and file any such documents and to do all other lawfully permitted acts to further the purpose of the Company protecting its rights and interests in the Proprietary Rights under Sections 2.4 and 2.7 above with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Service Invention assigned hereunder to the Company.

3.    Records and Return of Company Documents.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings, memoranda, specifications, devices, formulas, developments, documents and in any other form that may be required by the Company) of all Proprietary Information, including Inventions made by me during the entire period of my engagement with the Company, which records shall be available to and remain the sole property of the Company at all times. Upon the earlier of the termination of my employment with the Company or the Company's first request, I will deliver to the Company any and all such records, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information which shall be in my possession or control at the time of termination of my employment or the Company’s request.

4.    Competitive Activities.

I agree that, during the period of my employment by the Company and for a period of (I) one year thereafter, I will not, directly or indirectly, engage in any employment or business activity (including without limitation, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, shareholder, consultant, employee or otherwise), or hold an interest in any business, which is similar to or competitive with, the business of the Company, the Group or any of the Company’s or the Group’s present or future subsidiaries and/or affiliates, as currently being conducted or as may be conducted from time to time during the period of my employment (including by interfering to the Company’s business or engagements with third parties), provided that the foregoing shall not preclude me from owning shares that constitute no more than 1% of the outstanding shares in a publicly traded company. I agree further that during the period of my employment by the Company and for a period of one (1) year thereafter, I will not (i) induce any employee of the Company or the Group or any former employee of the Company or the Group which was employed with the Company or the Group during the preceding twelve (12) months period to leave their employment, and (ii) be engaged, as an independent operator or as an employee, in Israel or elsewhere, directly or indirectly, by or on behalf of clients or suppliers of the Company with whom I have been in contact at any time during the two years prior to my ceasing to be employed by the Company.

5.    No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company or in any other capacity during my engagement with the Company did not does not and will not breach any agreement I have with any third party, including agreements to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree not to enter in the future into, any agreement either written or oral in conflict herewith. I further agree not to engage in any activities that conflict or may reasonably conflict with any of my obligations to the Company hereunder.

6.    Notify New Employer.

After termination of my employment with the Company, I agree to notify any new employer of my rights and obligations under this Agreement.

7.    Full Consideration.

I hereby acknowledge and agree that the salary and other benefits provided to me under my Employment Agreement constitute appropriate, full and fair consideration in connection with my employment with the Company, including, without limitation, with respect to this Agreement and including with respect to my undertakings under Section 4 above and with respect to any Service Inventions created, conceived or reduced to practice or that may be created, conceived or reduced to practice by me, either alone or jointly with others, in the course of my employment with the Company, all of which are assigned to the Company in accordance with this Agreement, and I hereby unconditionally and irrevocably waive any right I may have to receive any additional payment or other consideration whatsoever to which I may be entitled with respect to any Service Invention pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it. In the event that for any reason such right cannot be waived. I hereby assign and transfer to the Company any such right I may have to receive any additional payment or other consideration whatsoever with respect to any Service Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

8.    General Provisions.

8.1    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect and such provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth in this Agreement.

8.2    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be inure to the benefit of the Company, its successors, and its assigns. The Company may assign this Agreement and/or its rights hereunder to any third party and I will cooperate with and assist such third party in the same manner and to the same extent that I agreed to cooperate with and assist the Company hereunder, all as provided for herein.

8.3    Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.4    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5    Entire Agreement. The provisions of this Agreement shall apply to any period of time during which I was previously engaged, or will in the future become engaged, by the Company as a consultant, if and to the extent no other agreement governs any matter provided for herein during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

8.6    Equitable Remedies. I agree that it would be impossible to measure and calculate the Company’s losses and damages from any breach of the covenants set forth in this Agreement. Accordingly, I agree that in the event of any breach or threatened breach of my obligations hereunder, the Company will have, in addition to any other remedies available under applicable law, the right to seek injunctive or other equitable relief from a court of competent jurisdiction restraining such breach and to seek specific performance without the need to post any bond.

This Agreement is effective as of the first day of my employment with the Company, namely:            , 2013

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND AGREE TO ITS TERMS.

Name:	/s/ Maya Halpern

Date:

ID Number:	1648788-6

Accepted and agreed:

/s/ Allen Baharaff
Galmed Medical Research Ltd.

By:	Allen Baharaff
Title:	Director
Date:

Annex A – Prior Inventions

ANNEX C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAYUNDER THE SEVERANCE PAY LAW, 5723-1963

אישור כללי בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים (י"פ 4659 התשנ"ח; י"פ 4803 התש"ס,5; י"פ 4970 התשס"א, 1949)

"בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג- 1963 [1] (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד- 1964 [2] (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתוכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת ביטוח תוכנית לקיצבה ובין אם לאו, (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה :

(1) תשלומי המעביד

(א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד ;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה :

(1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו. בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2.5% מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אובדן כושר עבודה) ;

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו -

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה ;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה ; לעניין זה, "אירוע מזכה" - מוות, נכות או פרישה בגיל שישים או יותר.

(3) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.